Exhibit 10.31

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

dated as of May 16, 2012,

among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Revolving Facility Agent,

GOLDMAN SACHS BANK USA,

as Term Loan Agent,

FIVE BELOW, INC.

and

The Subsidiaries of Five Below, Inc. from time to time party hereto

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT dated as of May 16, 2012 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among Wells Fargo Bank, National Association, a national banking association, as successor by merger to Wachovia Bank, National Association, Goldman Sachs Bank USA, as agent for the Term Loan Secured Parties referred to herein; Five Below, Inc.; and the Subsidiaries of Five Below, Inc. from time to time party hereto.

Reference is made to (a) the Revolving Facility Credit Agreement, under which the Revolving Facility Lenders have extended and agreed to extend credit to the Company and (b) the Term Loan Credit Agreement, under which the Term Loan Lenders have extended credit to the Company.

As of the date hereof, Wells Fargo Bank, National Association is the sole lender under the Revolving Facility Credit Agreement. Accordingly, until such time as the Revolving Facility Obligations may be held by one or more additional lenders, each of the terms “Revolving Facility Agent,” “Revolving Facility Lenders,” “Revolving Facility Required Parties,” and “Revolving Facility Secured Parties,” shall be deemed to mean Wells Fargo Bank, National Association, in its individual capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Revolving Facility Agent (for itself and on behalf of the Revolving Facility Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), Five Below, Inc. and the Subsidiaries of Five Below, Inc. from time to time party hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Construction, Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, replaced, supplemented or otherwise modified, (ii) any reference herein to any person shall be construed to include such person’s successors and permitted assigns, but shall not be deemed to include the Subsidiaries of such person unless express reference is made to such Subsidiaries, (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement and (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) Any capitalized term used and not otherwise defined herein shall have the meaning assigned to it in Article 1 of the Revolving Facility Credit Agreement, as in effect on the date hereof. All terms used in this Agreement that are defined in Article 1, 8 or 9 of the UCC (whether capitalized herein or not) and not otherwise defined herein or in the Revolving Facility Credit Agreement shall have the meanings assigned to them in Article 1, 8 or 9 of the UCC. If a term is defined in Article 9 of the UCC and another Article of the UCC, such term shall have the meaning assigned to it in Article 9 of the UCC.

(c) As used in this Agreement, the following terms have the meanings specified below:

“Bank Product Obligations” means, with respect to any Bank Product Recipient, any obligations of such Bank Product Recipient owed to any holder of Revolving Facility Obligations or an Affiliate thereof in respect of any financial accommodation extended to such Bank Product Recipient by such Person (other than any Revolving Facility Obligation pursuant to the Revolving Facility Credit Agreement), including (a) credit cards or stored value cards or (b) cash management or related services, including (1) the automated clearinghouse transfer of funds for the account of the Company pursuant to agreement or overdraft for any accounts of the Company maintained at any Bank Product Provider that are subject to the control of Revolving Facility Secured Parties pursuant to any Deposit Account Control Agreement to which any Revolving Facility Lender or any Affiliate of any Revolving Facility Lender is a party, as applicable, and (2) controlled disbursement services and (3) hedge agreements if and to the extent permitted under the Revolving Facility Credit Agreement and the Term Loan Credit Agreement.

“Bank Product Obligations Cap” has the meaning ascribed thereto in Section 2.01(d).

“Bank Product Recipient” means, collectively, Company and each of its Subsidiaries.

“Borrowing Base” shall mean, at any time, the amount equal to: ninety percent (90%) of the Eligible Credit Card Receivables of the Company, plus ninety percent (90%) of the Net Recovery Percentage of Eligible Inventory of the Company multiplied by the Value thereof, minus Reserves attributable to the Company.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Collateral” means the Revolving Facility Collateral and the Term Loan Collateral.

“Company” means Five Below, Inc., a Pennsylvania corporation.

“DIP Cap” means, on any date of determination, the sum of the aggregate outstanding principal amount of loans (including any advances or overadvances permitted by the Revolving Facility Credit Agreement), letter of credit accommodations (including the undrawn amount of any letter of credit) and other financial accommodations made, issued or incurred under the Revolving Facility Documents and Bank Product Obligations up to an aggregate maximum amount equal to the sum of (x) the then outstanding Revolving Facility Obligations Cap, minus any permanent reductions of the revolving loan commitment under the Revolving Facility Documents (other than as a result of Permitted Refinancing) and (y) $2,000,000; provided that the DIP Cap shall not exceed, (i) prior to the consummation of a Qualifying IPO, $40,000,000, and (ii) after the consummation of a Qualifying IPO, $50,000,000.

“Enforcement Action” means, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Revolving Facility Documents or the Term Loan Documents, as applicable, under applicable law, in an Insolvency or Liquidation Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the proceeds thereof;

(d) the appointment or the application of a Secured Party, of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law; and

(g) the exercise by any Secured Party of any voting rights relating to any Capital Stock included in the Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Enforcement Action: (i) the filing of a proof of claim in an Insolvency or Liquidation Proceeding or the seeking of adequate protection, (ii) a store closing sale, going out of business sale or other dispositions by any Grantor of any of the Revolving Facility First Lien Collateral in accordance with the terms of the Revolving Facility Credit Agreement and the Term Loan Credit Agreement, (iii) the exercise of control over any of the Grantors’ deposit or securities accounts, (iv) the reduction of advance rates or sub-limits by the Revolving Facility Agent and the Revolving Facility Lenders, (v) the change in eligibility criteria for components of the borrowing base under the Revolving Facility Credit Agreement by the Revolving Facility Agent and the Revolving Facility Lenders, (vi) the imposition of reserves under the Revolving Facility Credit Agreement by the Revolving Facility Agent and the Revolving Facility Lenders, or (vii) the refusal of the Revolving Facility Agent or the Revolving Facility Lenders to make further advances or issue additional letters of credit under the Revolving Facility Agreement.

“First Lien Collateral Transition Date” means the Revolving Facility First Lien Collateral Transition Date or the Term Loan First Lien Collateral Transition Date, as applicable.

“Grantor” means the Company and each Subsidiary of the Company that shall have created any Lien on any of its assets or properties to secure any of the Obligations.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against Company or any other Grantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to Company or any other Grantor or any similar case or proceeding relative to Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency;

(c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with respect to Company or any other Grantor or any of its assets;

(d) any other proceeding of any type or nature in which substantially all claims of creditors of Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims; or

(e) an analogous procedure or step in any jurisdiction.

“Junior Documents” means (a) in respect of the Term Loan First Lien Collateral, the Revolving Facility Documents, and (b) in respect of the Revolving Facility First Lien Collateral, the Term Loan Documents.

“Junior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Term Loan Liens on such Collateral, and (b) in respect of the Term Loan First Lien Collateral, the Revolving Facility Liens on such Collateral. For the avoidance of doubt, Liens granted to the Revolving Facility Lenders in excess of (i) $2,000,000 in connection with Bank Product Obligations; and (ii) the Revolving Facilities Obligations Cap in connection with Revolving Facility Obligations other than Bank Product Obligations shall, in each case, be subordinated and junior in all respects to the Term Loan Liens.

“Junior Obligations” means (a) with respect to the Term Loan Obligations (to the extent such Obligations are secured by the Term Loan First Lien Collateral), the Revolving Facility Obligations, and (b) with respect to Revolving Facility Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Term Loan Obligations.

“Junior Obligations Collateral” means, with respect to any Senior Obligations, the Collateral securing the related Junior Obligations.

“Junior Obligations Event of Default” means (a) with respect to the Term Loan First Lien Collateral, any Revolving Facility Event of Default, and (b) with respect to the Revolving Facility First Lien Collateral, any Term Loan Event of Default.

“Junior Obligations Secured Parties” means (a) with respect to the Term Loan First Lien Collateral, the Revolving Facility Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Term Loan Secured Parties.

“Junior Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Term Loan Security Documents, and (b) with respect to the Term Loan First Lien Collateral, the Revolving Facility Security Documents.

“Junior Representative” means (a) with respect to the Term Loan First Lien Collateral, the Revolving Facility Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Term Loan Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes of any jurisdiction).

“Obligations” means, collectively, the Term Loan Obligations and the Revolving Facility Obligations.

“Officer” means with respect to any Person, the chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or controller of such Person.

“Officer’s Certificate” means a certificate signed on behalf of Company by one of its Officers.

“Payment in Full” means (a) with respect to the Revolving Facility, payment in full in cash of all Revolving Facility Obligations (other than unripened or contingent indemnity obligations under the relevant Revolving Facility Documents for which no demand has been made), the termination of all commitments to extend credit under the Revolving Facility, the termination or cash collateralization of letters of credit under the Revolving Credit Agreement, the termination or cash collateralization of Bank Product Obligations at termination value, and the termination of the Revolving Facility Credit Agreement, and (b) with respect to the Term Loan Facility, the payment in full in cash of all the Term Loan Obligations (other than unripened or contingent indemnity obligations under the relevant Term Loan Documents for which no demand has been made) and the termination of the Term Loan Credit Agreement. “Paid in Full” shall have the correlative meaning.

“Permitted Second Priority Refinancing Debt” shall mean any “Permitted Second Priority Refinancing Debt” as defined in the Term Loan Credit Agreement as in effect on the date hereof.

“Qualifying IPO” shall mean the first bona fide underwritten primary or secondary (or combination of primary and secondary) public offering (other than a public offering pursuant to a registration statement on Form S-8) by the Company of its common Capital Stock after the date hereof pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, amend and restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness in whole or in part; provided that the Refinancing indebtedness is secured by Liens in respect of the same assets and properties that secured the Refinanced indebtedness prior to such Refinancing.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Representative” means (a) in the case of any Revolving Facility Obligations, the Revolving Facility Agent, and (b) in the case of any Term Loan Obligations, the Term Loan Agent.

“Revolving Facility Agent” means Wells Fargo Bank, National Association, in its capacity as agent under the Revolving Facility Credit Agreement, together with its successors in such capacity.

“Revolving Facility Collateral” means all assets and properties subject to Liens created by the Revolving Facility Security Documents to secure the Revolving Facility Obligations.

“Revolving Facility Credit Agreement” means the Second Amended and Restated Loan and Security Agreement dated May 16, 2012 by and between the Company and Wells Fargo Bank, National Association, as amended, amended and restated, extended, renewed, restated, supplemented, refinanced, replaced or otherwise modified from time to time, with the same or different lenders and agents.

“Revolving Facility Debt” means indebtedness for borrowed money, fees, costs and letters of credit incurred under the Revolving Facility Documents in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Company and its Subsidiaries thereunder) not to exceed, as of any date of incurrence, the Revolving Facility Obligations Cap as of such date of incurrence; provided that Bank Product Obligations will not be treated as Revolving Facility Debt.

“Revolving Facility Documents” means, collectively, the Revolving Facility Credit Agreement and the Revolving Facility Security Documents.

“Revolving Facility Event of Default” means any “Event of Default,” as defined in the Revolving Facility Credit Agreement.

“Revolving Facility First Lien Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by any Grantor:(a) all Accounts; (b) all Inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents; (d) all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (e) all payments received from the Grantors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of Inventory by the Grantors; (f) all collection accounts, deposit accounts and commodity accounts and any cash or other assets in any such accounts; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting Revolving Facility First Lien Collateral, all Supporting Obligations and Letter-of-Credit Rights; (h) all books and records related to the foregoing; and (i) all Products and Proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of any Grantor and business interruption insurance.

“Revolving Facility First Lien Collateral Transition Date” means the earlier of (a) the date on which all the Revolving Facility Obligations shall have been Paid in Full, and (b) the date on which all Revolving Facility First Lien Collateral shall have been released from the Liens created under the Revolving Facility Documents.

“Revolving Facility Lenders” means the Lender or Lenders under and as defined in the Revolving Facility Credit Agreement.

“Revolving Facility Liens” means the Liens on the Revolving Facility Collateral created under Revolving Facility Security Documents to secure the Revolving Facility Obligations.

“Revolving Facility Obligations” means “Obligations” as defined in the Revolving Facility Credit Agreement (as defined on the date hereof).

“Revolving Facility Obligations Cap” means as of any date of incurrence of any Revolving Facility Debt, an aggregate principal amount not to exceed the greater of (i) the amount of the Borrowing Base (as set forth on an Officer’s Certificate or otherwise reasonably determined by the Revolving Facility Agent) as of such date of incurrence of Revolving Facility Debt, and (ii) (x) prior to the consummation of a Qualifying IPO, $40,000,000 and (y) after the consummation of a Qualifying IPO, $50,000,000; provided that (x) the Revolving Facility Obligations Cap may be reduced at any time by an amendment to this Agreement executed by the Revolving Facility Agent and Company without the consent of the Term Loan Agent and (y) the Revolving Facility Agent and the holders of Revolving Facility Obligations, acting in good faith, shall be entitled to rely conclusively on an Officer’s Certificate of Company representing that any incurrence of any Revolving Facility Debt does not exceed the Revolving Facility Obligations Cap.

“Revolving Facility Required Parties” means, to the extent applicable, “Required Lenders” as it may, in the future, be defined under the Revolving Facility Credit Agreement, and in the absence of such future definition shall mean Wells Fargo Bank, National Association.

“Revolving Facility Secured Parties” means, at any time, the Revolving Facility Agent, each Revolving Facility Lender and each other holder of, or obligee in respect of, any Revolving Facility Obligations outstanding at such time.

“Revolving Facility Security Documents” means, collectively, the Revolving Facility Credit Agreement, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of the Company or any of the Company’s Subsidiaries to secure any Revolving Facility Obligations.

“Secured Parties” means, collectively, the Term Loan Secured Parties and the Revolving Facility Secured Parties.

“Security Documents” means, collectively, the Term Loan Security Documents and the Revolving Facility Security Documents.

“Senior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Revolving Facility Liens on such Collateral, and (b) in respect of the Term Loan First Lien Collateral, the Term Loan Liens on such Collateral.

“Senior Obligations” means (a) with respect to the Revolving Facility Obligations (to the extent such Obligations are secured by the Term Loan First Lien Collateral), the Term Loan Obligations, and (b) with respect to Term Loan Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Revolving Facility Obligations (to the extent not in excess of the Revolving Facility Obligations Cap and Bank Product Obligations Cap, as applicable).

“Senior Obligations Collateral” means (a) with respect to the Term Loan Obligations, the Revolving Facility First Lien Collateral, and (b) with respect to the Revolving Facility Obligations, the Term Loan First Lien Collateral.

“Senior Obligations Required Parties” means (a) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Required Parties, and (b) with respect to the Term Loan First Lien Collateral, the Term Loan Required Parties.

“Senior Obligations Secured Parties” means (a) with respect to the Term Loan First Lien Collateral, the Term Loan Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Secured Parties.

“Senior Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Security Documents, and (b) with respect to the Term Loan First Lien Collateral, the Term Loan Security Documents.

“Senior Representative” means (a) with respect to the Term Loan First Lien Collateral, the Term Loan Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person of a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Term Loan Agent” means Goldman Sachs Bank USA, in its capacity as collateral agent for the Term Loan Secured Parties, together with its successors in such capacity.

“Term Loan Collateral” means all assets and properties subject to Liens created by the Term Loan Security Documents to secure the Term Loan Obligations.

“Term Loan Credit Agreement” means the Credit Agreement dated as of May 16, 2012, among the Company, the Subsidiaries of the Company from time to time party thereto, the Term Loan Lenders, the Term Loan Agent and the other agents party thereto, as amended, amended and restated, extended, renewed, restated, supplemented, refinanced, replaced or otherwise modified from time to time, with the same or different lenders and agents.

“Term Loan Documents” means the Term Loan Credit Agreement and the Term Loan Security Documents.

“Term Loan Event of Default” means any “Event of Default,” as defined in the Term Loan Credit Agreement.

“Term Loan First Lien Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by any Grantor: (a) all real property; (b) all machinery, Equipment and Fixtures; (c) all books and records relating to machinery, Equipment and Fixtures; (d) all General Intangibles, Chattel Paper, Documents, Instruments, or supporting obligations which represent proceeds of or in respect of the Term Loan First Lien Collateral (other than General Intangibles, Chattel Paper, Instruments and Documents that are Revolving Facility First Lien Collateral) described in clauses (a), (b) and (c) above; (e) all Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (f) all intercompany indebtedness of Borrower and its Subsidiaries; (g) all patents and patent license rights, trademarks and trademark license rights, copyrights and copyright license rights, trade secrets and processes and other Intellectual Property (as defined in the Term Loan Security Agreement); (h) Commercial Tort Claims (as defined in the Term Loan Security Agreement) to the extent otherwise related to any Term Loan First Lien Collateral; (i) all contract rights of the Company and its Subsidiaries under service or maintenance agreements, warranties directly relating to the assets described in the preceding clause (a) and (b); (j) hedging transactions permissible and pursuant to the Term Loan Security Agreement or Term Loan Credit Agreement; (k) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, Fixtures or Equipment of any Grantor); (l) all of the Capital Stock of any Subsidiary of the Company excluding any of the outstanding Capital Stock of a Foreign Subsidiary (as defined in the Term Loan Credit

Agreement) in excess of 65% of the voting power of all classes of Capital Stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Capital Stock in a Foreign Subsidiary without adverse tax consequences, the Term Loan First Lien Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of Capital Stock of each Foreign Subsidiary; (m) all proceeds (including, without limitation, insurance and condemnation Proceeds (other than any such Proceeds that are Revolving First Lien Collateral)) and products of the property and assets described in the foregoing clauses (a) through (l); and (n) all other Collateral not constituting Revolving Facility First Lien Collateral.

“Term Loan First Lien Collateral Transition Date” means the earlier of (a) the date on which all the Term Loan Obligations shall have been Paid in Full and (b) the date on which all Term Loan First Lien Collateral shall have been released from the Liens created under the Term Loan Documents.

“Term Loan Lenders” means the Lenders under and as defined in the Term Loan Credit Agreement.

“Term Loan Liens” means the Liens on the Term Loan Collateral created under the Term Loan Security Documents to secure the Term Loan Obligations.

“Term Loan Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Term Loan Agent, for the benefit of the Term Loan Agent and the Term Loan Secured Parties, on real property of a Grantor, including any amendment, restatement, modification or supplement thereto, including any replacement in connection with a refinancing of the Term Loan Credit Agreement.

“Term Loan Obligations” means “Obligations” as defined in the Term Loan Credit Agreement.

“Term Loan Required Parties” means the “Required Lenders,” as such term is defined in the Term Loan Credit Agreement.

“Term Loan Secured Parties” means the “Secured Parties” as such term is defined in the Term Loan Credit Agreement.

“Term Loan Security Agreement” means the Security Agreement dated as of May 16, 2012, among the Company, the Subsidiaries of the Company from time to time party thereto and the Term Loan Agent, in its capacity as collateral agent, as amended, amended and restated, extended, renewed, restated, supplemented or otherwise modified from time to time, including any amendment, restatement, modification or supplement thereto, including any replacement in connection with a refinancing of the Term Loan Credit Agreement.

“Term Loan Security Documents” means the Term Loan Security Agreement, the Term Loan Mortgages, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of the Company or any of the Company’s Subsidiaries to secure any Term Loan Obligations.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

ARTICLE 2

SUBORDINATION OF JUNIOR LIENS; CERTAIN AGREEMENTS

Section 2.01. Subordination of Junior Liens.

(a) The grant of the Revolving Facility Liens pursuant to the Revolving Facility Security Documents and Term Loan Liens pursuant to the Term Loan Security Documents creates two separate and distinct Liens on the Collateral.

(b) All Junior Liens in respect of any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Senior Liens in respect of such Collateral, notwithstanding anything contained in this Agreement, the Term Loan Documents, the Revolving Facility Documents or any other agreement or instrument to the contrary, and irrespective of the time, order or method of creation, attachment or perfection of such Junior Liens and such Senior Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing.

(c) It is acknowledged that, subject, in the case of the Revolving Facility Debt and the Bank Product Obligations, to the Revolving Facility Obligations Cap and Bank Product Obligations Cap, as applicable, (i) the aggregate amount of the Senior Obligations may, subject to the limitations set forth in the Term Loan Credit Agreement and the Revolving Facility Credit Agreement, be increased from time to time, (ii) a portion of the Senior Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) the Senior Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the subordination hereunder of the Junior Liens securing the Junior Obligations or the provisions of this Agreement defining the relative rights of the Revolving Facility Secured Parties and the Term Loan Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the Junior Obligations (or any part thereof) or the Senior Obligations (or any part thereof), by the release of any Collateral or guarantees securing any Senior Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

(d) To the extent the aggregate amount of Revolving Facility Debt and Bank Product Obligations exceed the Revolving Facility Obligations Cap or Bank Product Obligations Cap, as applicable, (i) first, Bank Product Obligations will be expressly subordinated and made junior in right, priority, operation and effect to any and all Term Loan Obligations in respect of such Collateral until the aggregate amount of Revolving Facility Obligations senior in any respect to the Term Loan Obligations is equal to the Revolving Facility Obligations Cap and (ii) second, any Revolving Facility Debt will be expressly subordinated and made junior in right, priority, operation and effect to any and all Term Loan Obligations secured by such Collateral until the aggregate amount of Revolving Facility Obligations senior in any respect to the Term Loan

Obligations is equal to the Revolving Facility Obligations Cap. Additionally, at no time shall the amount of Bank Product Obligations secured by Liens senior to the Term Loan Liens be greater than $2,000,000 (the “Bank Product Obligations Cap”).

Section 2.02. No Action With Respect to Junior Obligations Collateral Subject to Senior Liens. (a) Subject to Sections 2.04 and 2.13, no Junior Representative (in such capacity) or other Junior Obligations Secured Party (in such capacity) shall commence or instruct any Junior Representative to commence any Enforcement Action in respect of, any Junior Obligations Collateral under any Junior Obligations Security Document, applicable law or otherwise, at any time when such Junior Obligations Collateral shall be subject to any Senior Lien and any Senior Obligations secured by such Senior Lien shall remain outstanding or any commitment to extend credit that would constitute Senior Obligations secured by such Senior Lien shall remain in effect, it being agreed that only the Senior Representative, acting in accordance with the applicable Senior Obligations Security Documents, shall be entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, any Junior Representative may, subject to Section 2.05, take all such actions as it shall deem necessary to (i) perfect or continue the perfection of its Junior Liens or (ii) to create, preserve or protect (but not to enforce or realize) the Junior Liens on any Collateral.

(b) The parties hereto acknowledge and agree that it is their intention that the Collateral securing the Senior Obligations be identical to the Collateral securing the Junior Obligations. In furtherance of the foregoing, the parties hereto agree that, so long as both Senior Obligations and Junior Obligations are outstanding, none of the Grantors shall, or shall permit any of its Subsidiaries to, (i) grant or permit any additional Liens on any asset to secure any Junior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations or (ii) grant or permit any additional Liens on any asset to secure any Senior Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Junior Obligations, with each such Lien to be subject to the provisions of this Agreement.

Section 2.03. No Duties of Senior Representative. Each Junior Obligations Secured Party acknowledges and agrees that neither the Senior Representative nor any other Senior Obligations Secured Party shall have any duties or other obligations to such Junior Obligations Secured Party with respect to any Senior Obligations Collateral, other than to transfer to the Junior Representative any proceeds of any such Collateral that constitutes Junior Obligations Collateral remaining in its possession following any sale, transfer or other disposition of such Collateral, the Payment in Full of the Senior Obligations secured thereby, or, if the Senior Representative shall be in possession of all or any part of such Collateral after such payment and satisfaction in full in cash and termination, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Senior Representative or any Senior Obligations Secured Party. In furtherance of the foregoing, each Junior Obligations Secured Party acknowledges and agrees that until the Senior Obligations secured by any Collateral shall have been Paid in Full, the Senior Representative shall be entitled, for the benefit of the holders of such Senior Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral as provided herein and in the Senior Obligations Security Documents without regard to any Junior Lien or any rights to which the holders of the Junior Obligations would otherwise be entitled as a result of such Junior Lien. Without limiting the foregoing, each Junior Obligations Secured

Party agrees that neither the Senior Representative nor any other Senior Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral (or any other Collateral securing the Senior Obligations), or to sell, dispose of or otherwise liquidate all or any portion of the Collateral (or any other Collateral securing the Senior Obligations), in any manner that would maximize the return to the Junior Obligations Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Obligations Secured Parties from such realization, sale, disposition or liquidation. Following the associated First Lien Collateral Transition Date, the Junior Obligations Secured Parties may under the UCC or otherwise, assert their rights to any proceeds remaining following a sale, disposition or other liquidation of Collateral by, or on behalf of the Senior Obligations Secured Parties. Each of the Junior Obligations Secured Parties waives any claim such Junior Obligations Secured Party may now or hereafter have against the Senior Representative or any other Senior Obligations Secured Party (or their representatives) arising out of (i) any actions which the Senior Representative or the Senior Obligations Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Obligations Security Documents or any other agreement related thereto or to the collection of the Senior Obligations or the valuation, use, protection or release of any security for the Senior Obligations, (ii) any election by the Senior Representative or any Senior Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code and/or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code to, the Company or any of its Subsidiaries as debtor-in-possession.

Section 2.04. No Interference; Application of Proceeds; Payment Over; Reinstatement. (a) Each Junior Obligations Secured Party acknowledges and agrees that, in its capacity as a Junior Obligations Secured Party, (i) it will not take or cause to be taken any action, the purpose or effect of which is, or could be, to make any Junior Lien pari passu with, or give such Junior Obligations Secured Party any preference or priority relative to, any Senior Lien with respect to the Collateral subject to such Junior Lien or any part thereof, (ii) it will not contest, challenge or question in any proceeding the validity or enforceability of any Senior Obligations or Senior Obligations Security Document, or the validity, attachment, perfection or priority of any Senior Lien, or the validity or enforceability of the priorities, rights or duties established by, or any provisions of, this Agreement, (iii) no covenant, agreement or restriction contained in the Senior Obligations Security Documents, any Revolving Facility Document or Term Loan Document, as applicable, shall be deemed to restrict in any way the rights and remedies of a Senior Representative or any holder of Senior Obligations with respect to the Senior Obligations (subject in the case of the Revolving Facility Debt and Bank Product Obligations, to the Revolving Facility Obligations Cap), (iv) it will not take any action, the purpose or intent of which is to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Senior Obligations Collateral subject to any Junior Lien by any Senior Obligations Secured Party or any Senior Representative acting on their behalf, (v) it shall have no right to (A) direct any Senior Representative or any holder of Senior Obligations to exercise any right, remedy or power with respect to the Collateral subject to any Junior Lien or (B) consent to the exercise by any Senior Representative or any other Senior Obligations Secured Party of any right, remedy or power with respect to the Collateral subject to any Junior Lien, (vi) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any Senior Representative or other Senior Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Representative nor any other Senior Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Representative or other Senior Obligations Secured Party in compliance with this Agreement with respect to any Collateral securing any Senior Obligations that is subject to any Junior Lien, (vii) it will not commence or join with any other party to commence an Insolvency or Liquidation Proceeding against Company or any other Grantor, (viii) it will not seek, and hereby waives any right, to have any Senior Obligations Collateral subject to any Junior Lien or any part thereof marshaled upon any foreclosure or other disposition of such Collateral, and (ix) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement.

(b) Prior to the Revolving Facility First Lien Collateral Transition Date, whether or not any Insolvency or Liquidation Proceeding by or against the Company or any other Grantor has been commenced, all Revolving Facility First Lien Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Revolving Facility Agent or Revolving Facility Secured Parties, shall be applied by the Revolving Facility Agent to the Revolving Facility Obligations in such order as specified in the relevant Revolving Facility Documents (subject to the terms of this Agreement, including those with respect to Bank Product Obligations). After the Revolving Facility First Lien Collateral Transition Date, the Revolving Facility Agent shall deliver to the Term Loan Agent any Revolving Facility First Lien Collateral and proceeds of such Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Term Loan Agent in such order as specified in the Term Loan Security Agreement and/or the other relevant Term Loan Documents. The Revolving Facility Agent shall provide the Term Loan Agent and the Company with notice of a pending Revolving Facility First Lien Collateral Transition Date within five (5) Business Days of the Revolving Facility Agent becoming aware of the pendency of such date in order that the Term Loan Agent may make the necessary preparations for the transfer of any Collateral.

(c) Prior to the Term Loan First Lien Collateral Transition Date, whether or not any Insolvency or Liquidation Proceeding by or against the Company or any other Grantor has been commenced, all Term Loan First Lien Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Term Loan Agent or the Term Loan Secured Parties, shall be applied by the Term Loan Agent to the Term Loan Obligations in such order as specified in the Term Loan Security Agreement and/or the other relevant Term Loan Documents. After the Term Loan First Lien Collateral Transition Date, the Term Loan Agent shall deliver to the Revolving Facility Agent any Term Loan First Lien Collateral and proceeds of such Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Revolving Facility Agent in such order as specified in the relevant Revolving Facility Documents. The Term Loan Agent shall provide the Revolving Facility Agent and the Company with notice of a pending Term Loan First Lien Collateral

Transition Date within five (5) Business Days of the Term Loan Agent becoming aware of the pendency of such date in order that the Revolving Facility Agent may make the necessary preparations for the transfer of any Collateral.

(d) The Junior Representative and each other Junior Obligations Secured Party hereby agrees that if it shall obtain possession of any Senior Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Junior Obligations Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceedings or through any other exercise of remedies, at any time when any Senior Obligations secured or intended to be secured by such Collateral shall remain outstanding or any commitment to extend credit that would constitute Senior Obligations secured or intended to be secured by such Senior Lien shall remain in effect, then it shall hold such Collateral, proceeds or payment in trust for the Senior Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Senior Obligations Secured Parties that it has possession of such Senior Obligations Collateral or proceeds or payments in respect thereof. Each Junior Obligations Secured Party agrees that if, at any time, it obtains actual knowledge or receives notice that all or part of any payment with respect to any Senior Obligations previously made shall be rescinded for any reason whatsoever, such Junior Obligations Secured Party shall promptly pay over to the Senior Representative any payment received by it in respect of any Collateral subject to any Senior Lien securing such Senior Obligations and shall promptly turn any Collateral subject to any such Senior Lien then held by it over to the Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full in cash of the Senior Obligations. All Junior Liens will remain attached to and enforceable against all proceeds so held or remitted, but shall be otherwise subject to the terms of this Agreement.

Section 2.05. Automatic Release of Junior Liens. The Junior Representative and each other Junior Obligations Secured Party agrees that any Junior Lien on any Senior Obligations Collateral shall terminate and be released automatically and without further action if the applicable Senior Liens on such Senior Obligations Collateral are released and such release (a) is in connection with the sale, transfer or other disposition of such Senior Obligations Collateral subject to such Junior Lien, so long as such sale, transfer or other disposition is then permitted by the Junior Documents, (b) occurs in connection with the foreclosure upon or other exercise of rights and remedies with respect to such Senior Obligations Collateral (including any sale or other disposition in connection therewith by any Grantor at the direction or with the consent of the Senior Representative at any time that a Senior Obligations Event of Default has occurred and is continuing) or (c) shall have been approved by the Senior Obligations Required Parties, so long as no Junior Obligations Event of Default shall have occurred and be continuing at such time; provided that such Junior Lien shall remain in place with respect to any proceeds of a sale, transfer or other disposition pursuant to this Section 2.05 that remain after the applicable First Lien Collateral Transition Date. The Junior Representative agrees to execute and deliver all such releases and other instruments as shall reasonably be requested by the Senior Representative or the Company to evidence and confirm any release of Junior Obligations Collateral provided for in this Section, but shall be otherwise subject to the terms of this Agreement.

Section 2.06. Certain Agreements With Respect to Insolvency or Liquidation Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Company or any other Grantor.

(b) If the Company or any of its Subsidiaries shall become subject to an Insolvency or Liquidation Proceeding, and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the Bankruptcy Code, each Term Loan Secured Party agrees that it will raise no objection or opposition (or support any Person in objecting or opposing) to any such financing or to the Liens securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Revolving Facility First Lien Collateral (“DIP Cash Collateral”), unless the Revolving Facility Agent shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Revolving Facility Liens in respect of the Revolving Facility First Lien Collateral, the Term Loan Agent will, for itself and on behalf of the other Term Loan Secured Parties, subordinate the Term Loan Liens in respect of the Revolving Facility First Lien Collateral to the Revolving Facility Liens and the DIP Financing Liens), so long as such DIP Financing and the use of DIP Cash Collateral meet the following requirements: (i) the Term Loan Secured Parties retain a Lien on the Collateral and, with respect to all the Term Loan First Lien Collateral, including proceeds thereof arising after the commencement of such proceeding, in each case, with the same priority relative to the priority of the Liens of the Revolving Facility Secured Parties as existed prior to the commencement of the case under the Bankruptcy Code; (ii) to the extent that the Revolving Facility Agent is granted adequate protection in the form of a Lien, the Term Loan Agent is permitted to seek a Lien (without objection from the Revolving Facility Agent or any holder of the Revolving Facility Obligations) on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding, (iii) the terms of the DIP Cash Collateral use or the DIP Financing require that any Lien on the Term Loan First Lien Collateral to secure such DIP Financing is subordinate to the Liens securing the Term Loan Obligations with respect thereto, (iv) the terms of such DIP Financing or use of DIP Cash Collateral do not require Company or any Grantor to seek approval for any plan of reorganization that is inconsistent with this Agreement and (v) the aggregate principal amount of such DIP Financing does not exceed the DIP Cap. The foregoing shall not prevent any Term Loan Lender from proposing any other DIP Financing to the Borrower or any Grantor or to a court of competent jurisdiction; provided, however, that no such proposal will be made unless it unconditionally provides that the Revolving Facility Obligations shall be repaid in full upon the effective date of such proposed DIP Financing.

(c) Until the Revolving Facility First Lien Collateral Transition Date has occurred, the Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding by or against the Company or any other Grantor, the Term Loan Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion for any sale, transfer or other disposition of any Revolving Facility First Lien Collateral free and clear of the Liens of Term Loan Agent and the other Term

Loan Secured Parties or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, and shall be deemed to have consented to any such sale, transfer or other disposition of any Revolving Facility First Lien Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the Revolving Facility Agent; provided, that, the proceeds of such sale, transfer or other disposition of any Collateral to be applied to the Revolving Facility Obligations or the Term Loan Obligations are applied in accordance with Section 2.04.

(d) Until the Term Loan First Lien Collateral Transition Date has occurred, the Revolving Facility Agent, for itself and on behalf of the other Revolving Facility Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding by or against the Company or any other Grantor, the Revolving Facility Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion for any sale, transfer or other disposition of any Term Loan Facility First Lien Collateral free and clear of the Liens of Revolving Facility Agent and the other Revolving Facility Secured Parties or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, and shall be deemed to have consented to any such sale, transfer or other disposition of any Revolving Facility First Lien Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the Term Loan Agent; provided, that, the proceeds of such sale, transfer or other disposition of any Collateral to be applied to the Term Loan Facility Obligations or the Revolving Facility Obligations are applied in accordance with Section 2.04.

(e) Without limiting the generality of the foregoing, the Junior Representative or any Junior Obligations Secured Party for whom it is acting shall not obtain or seek to obtain a Lien on any Senior Obligations Collateral that would be priming or pari passu with respect to any Senior Obligation in any Insolvency or Liquidation Proceeding by or against the Company or any other Grantor or object to the treatment under a plan of reorganization or arrangement of the claims with respect to the Obligations owing to the Senior Representative and the Secured Parties for whom it is acting to the extent that such treatment provides for payments or distributions in respect of the Collateral in accordance with the priorities of the right to payment and Liens set forth in this Agreement.

Section 2.07. Adequate Protection.

(a) In any Insolvency or Liquidation Proceeding:

(i) if any or all of the Revolving Facility Secured Parties are granted adequate protection in the form of additional collateral in connection with any use of DIP Cash Collateral or a DIP Financing and such additional collateral is the type of asset or property that would constitute Revolving Facility First Lien Collateral, then (A) the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Revolving Facility Obligations and such use of DIP Cash Collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Revolving Facility First Lien Collateral securing the Term Loan Obligations are so subordinated to the Liens on Revolving Facility First Lien Collateral securing the Revolving Facility Obligations under this Agreement and (B) subject to clause (ii) below, the Revolving Facility Agent, on behalf of itself and the other Revolving Facility Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (1) any request by the Term Loan Agent or any other Term Loan Secured Party for adequate protection pursuant to the preceding clause (A) or (2) any objection to any motion, relief, action or proceeding in support of a request for adequate protection pursuant to the preceding clause (A); and

(ii) in the event the Junior Representative, on behalf of itself or any other Junior Obligations Secured Parties, seeks or requests adequate protection in respect of Junior Obligations and such adequate protection is granted in the form of additional collateral of a type of asset or property that would constitute Senior Obligations Collateral, then the Junior Representative, on behalf of itself and the other Junior Obligations Secured Parties, agrees that the Senior Representative shall also be granted a Lien on such additional collateral as security for the Senior Obligations and that any Lien on such additional collateral securing the applicable Junior Obligations shall be subordinated to the Lien on such collateral securing the Senior Obligations (and all obligations relating thereto) and to any other Liens granted to the Senior Obligations Secured Parties as adequate protection on the same basis as the other Liens on Senior Obligations Collateral securing the Junior Obligations are so subordinated to the Liens on Senior Obligations Collateral securing the Senior Obligations under this Agreement.

(b) Except as otherwise provided in this Section 2.07, no Junior Obligations Secured Party may seek or assert any right it may have for adequate protection of its interest in the Senior Obligations Collateral without the prior written consent of the Senior Representative.

Section 2.08. Reinstatement. In the event that any of the Senior Obligations shall be paid in full in cash and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article 2 shall be fully applicable thereto until all such Senior Obligations shall again have been paid in full in cash.

Section 2.09. Entry Upon Premises by the Revolving Facility Agent. (a) If the Revolving Facility Agent takes any Enforcement Action with respect to the Revolving Facility First Lien Collateral, the Term Loan Secured Parties (i) shall reasonably cooperate with the Revolving Facility Agent in its efforts to enforce its security interest in the Revolving Facility First Lien Collateral and to finish any work-inprocess and assemble the Revolving Facility First Lien Collateral, (ii) shall not take any action to hinder or restrict in any respect the Revolving Facility Agent from enforcing its security interest in the Revolving Facility First Lien Collateral or from finishing any work-in-process or assembling the Revolving Facility First Lien Collateral, and (iii) shall permit the Revolving Facility Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the Revolving Facility Secured Parties, to enter upon and use the Term Loan First Lien Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property and general intangibles), for a period not to exceed 120 days after the taking of such Enforcement Action, for purposes of (A) assembling and storing the Revolving Facility First Lien Collateral and completing the processing of and turning into finished goods or otherwise preparing for sale any Revolving Facility First Lien Collateral consisting of work-in-process, (B)

selling any or all of the Revolving Facility First Lien Collateral located on such Term Loan First Lien Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the Company’s and the Subsidiaries’ business), (C) removing any or all of the Revolving Facility First Lien Collateral located on such Term Loan First Lien Collateral, and/or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the Revolving Facility Secured Parties in and to the Revolving Facility First Lien Collateral; provided, however, nothing contained in this Agreement shall restrict the rights of the Term Loan Agent from selling, assigning or otherwise transferring any Term Loan First Lien Collateral prior to the expiration of such 120 day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section. If any stay or other order prohibiting the exercise of remedies with respect to the Revolving Facility First Lien Collateral has been entered by a court of competent jurisdiction or otherwise arises by operation of the Bankruptcy Code, such 120 day period shall be tolled during the pendency of any such stay or other order. If the Revolving Facility Agent conducts a public auction or private sale of the Revolving Facility First Lien Collateral at any of the real property included within the Term Loan First Lien Collateral, the Revolving Facility Agent shall provide the Term Loan Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Term Loan Agent’s use of such real property during such time period.

(b) During the period of actual occupation, use and/or control by the Revolving Facility Secured Parties or their agents or representatives of any Term Loan First Lien Collateral, the Revolving Facility Secured Parties shall (i) be responsible for the ordinary course third-party expenses related thereto for such period of actual occupation, use or control, including costs with respect to heat, electricity, water, insurance and real property taxes with respect to that portion of any premises so used or occupied, (ii) use the Term Loan First Lien Collateral in accordance with applicable law, and (iii) be obligated to repair at their expense any physical damage to such Term Loan First Lien Collateral, or other assets or property resulting from such occupancy, use or control, and to leave such Term Loan First Lien Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The Revolving Facility Secured Parties jointly and severally agree to pay, indemnify and hold the Term Loan Agent and its respective officers, directors, employees and agents harmless from and against any liability, cost, expense, loss or damages, including legal fees and expenses, resulting from the negligence, willful misconduct or bad faith of the Revolving Facility Agent or any of its agents, representatives or invitees in its, or their, operation of such facilities. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Term Loan First Lien Collateral, the Revolving Facility Agent requires the services of any employees of Company or any of their subsidiaries, the Revolving Facility Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Revolving Facility Agent requires their services.

Notwithstanding the foregoing, the Revolving Facility Secured Parties shall not have any liability to the Term Loan Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan

First Lien Collateral existing prior to the date of the exercise by the Revolving Facility Secured Parties of their rights under this Section, so long as such liability is not caused by or related to negligence, willful misconduct or bad faith of the Revolving Facility Secured Parties or their agents or representatives. The Revolving Facility Secured Parties shall have no duty or liability to maintain the Term Loan First Lien Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Facility Secured Parties, or for any diminution in the value of the Term Loan First Lien Collateral that results from ordinary wear and tear resulting from the use of the Term Loan First Lien Collateral by the Revolving Facility Secured Parties in the manner and for the time periods specified under this Section 2.09. Without limiting the rights granted in this paragraph, the Revolving Facility Secured Parties shall cooperate with the Term Loan Secured Parties in connection with any efforts made by the Term Loan Secured Parties to sell the Term Loan First Lien Collateral.

Section 2.10. Amendments to Security Documents. (a) Without the prior written consent of the Senior Representative, no Junior Obligations Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Obligations Security Agreement, would be prohibited by or inconsistent with any of the terms of this Agreement.

(b) In the event that the Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Obligations Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Obligations Security Document or changing in any manner the rights of the Senior Representative, the Senior Obligations Secured Parties, the Company or any other Grantor thereunder in each case with respect to or relating to the Senior Obligations Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Junior Obligations Security Document without the consent of the Junior Representative or any Junior Obligations Secured Party and without any action by the Junior Representative, the Company or any other Grantor; provided, however that, (i) no such amendment, waiver or consent shall have the effect of (A) removing assets subject to the Lien of the Junior Obligations Security Documents, except to the extent that a release of such Lien is permitted or required by Section 2.05 of this Agreement and provided that there is a corresponding release of the Lien securing the Senior Obligations, (B) imposing duties on the Junior Representative without its consent or (C) permitting other Liens on the Collateral not permitted under the terms of the Junior Documents or Section 2.06 hereof and (ii) written notice of such amendment, waiver or consent shall have been given to the Junior Representative within ten (10) Business Days after the effective date of such amendment, waiver or consent.

Section 2.11. Refinancings. The Revolving Facility Obligations and the Term Loan Obligations may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the Refinancing transaction under any Revolving Facility Document or any Term Loan Document) of the Revolving Facility Agent, the Revolving Facility Secured Parties, the Term Loan Agent or the Term Loan Secured Parties, as the case may be, all without affecting the lien priorities provided for herein or the other provisions hereof; provided, however that the holders of such Refinancing indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Revolving Facility Agent or the Term Loan Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Revolving Facility Agent or the Term Loan Agent, as the case may be, and any such Refinancing transaction shall be in accordance with the provisions of both the Revolving Facility Documents and the Term Loan Documents.

Section 2.12. Insurance. Unless and until the Revolving Facility Agent shall have delivered written notice to the Term Loan Agent that the Revolving Facility Obligations have been paid in full in cash, as between the Revolving Facility Agent, on the one hand, and the Term Loan Agent, on the other hand, only the Revolving Facility Agent will have the right to adjust or settle any insurance policy or claim covering or constituting Revolving Facility First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Revolving Facility First Lien Collateral. Unless and until the Term Loan Agent shall have delivered written notice to the Revolving Facility Agent that the Term Loan Obligations have been paid in full in cash, as between the Revolving Facility Agent, on the one hand, and the Term Loan Agent, on the other hand, only the Term Loan Agent will have the right to adjust or settle any insurance policy covering or constituting Term Loan First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Term Loan First Lien Collateral. To the extent that an insured loss covers or applies to assets or property, some of which constitute Revolving Facility First Lien Collateral and some of which constitute Term Loan First Lien Collateral, then the Revolving Facility Agent and the Term Loan Agent will work jointly and in good faith to collect, adjust or settle under the relevant insurance policy. The provisions of this section are subject to the rights of the applicable Grantor under the Revolving Facility Documents and Term Loan Documents, as applicable.

Section 2.13. Junior Obligations Secured Parties Rights as Unsecured Creditors. Notwithstanding any other provision of this Agreement, both before and during any Insolvency or Liquidation Proceeding, any of the Junior Obligations Secured Parties may take any and all actions and exercise any and all rights that would otherwise be available to such Junior Obligations Secured Party as a holder of unsecured claims in accordance with applicable law; provided, that the Junior Obligations Secured Parties may not take any of the actions prohibited by Section 2.02, Sections 2.04(a)(i) through (vii), Section 2.06(b) and Section 2.06(d); provided, further, that in the event that any of the Junior Obligations Secured Parties becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Secured Obligations) as the other Liens securing the Junior Obligations are subject to this Agreement.

Section 2.14. Post Petition Claims. Neither the Revolving Facility Agent nor any other Revolving Facility Secured Party shall oppose or seek to challenge any claim by the Term Loan Agent or any other Term Loan Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Loan Obligations consisting of post-petition interest, premiums, fees or expenses. Neither the Term Loan Agent nor any other Term Loan Secured Party shall oppose or seek to challenge any claim by the Revolving Facility Agent or any other Revolving Facility Secured Party for allowance in any Insolvency or Liquidation Proceeding of Revolving Facility Obligations consisting of post-petition interest, premiums, fees or expenses.

ARTICLE 3

SUB-AGENCY FOR PERFECTION OF CERTAIN SECURITY INTERESTS;

RIGHTS UNDER PERMITS AND LICENSES

Section 3.01. General. The Senior Representative agrees that if it shall at any time hold a Senior Lien on any Junior Obligations Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Senior Representative, the Senior Representative will serve as sub-agent for the Junior Representative and hold such Collateral for the benefit of the Junior Representative for the sole purpose of perfecting the Junior Lien of the Junior Representative and the other Junior Obligations Secured Parties on such Collateral. It is agreed that the obligations of the Senior Representative and the rights of the Junior Representative and the other Junior Obligations Secured Parties in connection with any such sub-agency arrangement will be in all respects subject to the provisions of Article 2 of this Agreement. The Senior Representative will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Lien on any such Collateral and shall have no responsibility to the Junior Representative or any other Junior Obligations Secured Party for such perfection, it being understood that the sole purpose of this Article 3 is to enable the Junior Obligations Secured Parties to obtain a perfected Junior Lien in such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such account by the Senior Representative, in each case to the extent such perfection is required by the terms of the applicable Junior Obligation Security Documents. Subject to Section 2.08, at such time as the Senior Obligations secured by the Senior Lien of the Senior Representative and the other Senior Obligations Secured Parties shall have been Paid in Full, the Senior Representative shall take all such actions in its power as shall reasonably be requested by the Junior Representative to transfer possession or control of such Collateral or any such account to the Junior Representative.

Section 3.02. Depositary Accounts. Grantors, in accordance with and to the extent required under the Revolving Facility Credit Agreement, may maintain blocked account agreements relating to certain depositary accounts (the “Depositary Accounts”) with various depositary banks (the “Depositary Banks”) in which collections from Inventory and Accounts are deposited. To the extent that the Revolving Facility Agent has, at any time, control of any such Depositary Account or the cash and other assets contained therein, the Revolving Facility Agent will act as gratuitous bailee for the Term Loan Agent for the purpose of perfecting the Liens of the Term Loan Secured Parties in all such Depositary Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Term Loan Secured Parties except as set forth in the last sentence of this Section). Subject to the terms of the Term Loan Security Document, after the occurrence of the Revolving Facility First Lien Collateral Transition Date, to the extent that the Revolving Facility Agent has, at such time, control of any Depositary Account or the cash and other assets contained therein, the Revolving Facility Agent shall, at the request of the Term Loan Agent, cooperate with the Company and the Term Loan Agent (at the expense of the Company) in permitting such control to be transferred to the Term Loan Agent (or for other arrangements with respect to each such Depositary Account satisfactory to the Term Loan Agent to be made), in each case to the extent such control is required by the terms of the Term Loan Security Documents.

Section 3.03. Rights under Permits and Licenses. The Term Loan Agent agrees that if the Revolving Facility Agent shall require rights available under any permit or license controlled by the Term Loan Agent (as certified to the Term Loan Agent by the Revolving Facility Agent, upon which the Term Loan Agent may rely) in order to realize on any Revolving Facility First Lien Collateral, the Term Loan Agent shall take all such actions as shall be available to it, consistent with applicable law and reasonably requested by the Revolving Facility Agent, to make such rights available to the Revolving Facility Agent. The Revolving Facility Agent agrees that if the Term Loan Agent shall require rights available under any permit or license controlled by the Revolving Facility Agent (as certified to the Revolving Facility Agent by the Term Loan Agent, upon which the Revolving Facility Agent may rely) in order to realize on any Term Loan First Lien Collateral, the Revolving Facility Agent shall take all such actions as shall be available to it, consistent with applicable law and reasonably requested by the Term Loan Agent, to make such rights available to the Term Loan Agent.

ARTICLE 4

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Obligations or Junior Obligations, or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such commercially reasonable method as it may, in the exercise its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Company or any of its subsidiaries, any Secured Party or any other person as a result of such determination.

ARTICLE 5

CONSENT OF GRANTORS

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that except as otherwise provided in any Revolving Facility Document or Term Facility Document, the obligations of the Grantors under the Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.01. Representations and Warranties of Each Representative.

Each Representative represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such party or any order of any governmental authority or any indenture, agreement or other instrument binding upon such party.

(d) In the case of the Term Loan Agent, it represents and warrants to the other parties hereto that it is authorized under the Term Loan Credit Agreement to enter into this Agreement.

(e) In the case of the Revolving Facility Agent, it represents and warrants to the other parties hereto that it is authorized under the Revolving Facility Credit Agreement to enter into this Agreement.

ARTICLE 7

PURCHASE OPTION

Section 7.01. Purchase Option.

(a) Upon the occurrence of an Revolving Facility Event of Default and the acceleration of any portion of the Revolving Facility Obligations, any one or more Term Loan Lenders (including any group thereof) holding in the aggregate at least a majority in principal amount of the Term Loan Obligations then outstanding (acting in their individual capacity or through one or more affiliates) shall have the right, but not the obligation, to purchase (each Term Loan Lender having a ratable right to purchase) from Revolving Facility Lender all (but not less than all) of the right, title, and interest of Revolving Facility Lender in and to the Revolving Facility Obligations and the Revolving Facility Documents, in accordance with the procedures set forth in this Section 7.01. For purposes of this Section 7.01, Letters of Credit outstanding under the Revolving Facility Credit Agreement will be deemed to have a principal amount equal to 105% of the maximum potential liability of Revolving Facility Lender in respect thereof under the Revolving Facility Credit Agreement.

(i) Revolving Facility Agent agrees that it will notify Term Loan Agent of the occurrence of an Revolving Facility Event of Default and the acceleration of any portion of the Revolving Facility Obligations within three (3) Business Days of the date of such acceleration (such notice, a “Revolving Facility Acceleration Notice”). Such notice shall prominently include the title “Revolving Facility Acceleration Notice”.

(ii) Term Loan Agent agrees that, within three (3) Business Days of receipt by Term Loan Agent of such Revolving Facility Acceleration Notice, it will notify the Term Loan Lenders of such Revolving Facility Acceleration Notice. Within ten (10) Business Days of the

date of the notice by Term Loan Agent of such Revolving Facility Acceleration Notice to any Term Loan Lender (or, if no notice or Revolving Facility Acceleration Notice shall have been given to such Term Loan Lender, within ten (10) Business Days of the date such Term Loan Lender obtains actual knowledge of such Revolving Facility Event of Default and acceleration of any portion of the Revolving Facility Obligations), such Term Loan Lender (or any group of Term Loan Lenders including such Term Loan Lenders) holding in the aggregate at least a majority in principal amount of the Term Loan Obligations then outstanding (acting in its or their individual capacity or through one or more affiliates) may (but shall not be obligated to) send to Term Loan Agent, a written firm offer to purchase (a “Purchase Election”) all (but not less than all) of the right, title, and interest of Revolving Facility Lenders in and to the Revolving Facility Obligations and the Revolving Facility Documents. Promptly upon receipt of any such Purchase Election, Term Loan Agent will notify the Revolving Facility Agent of such Purchase Election (a “Purchase Notice”), which Purchase Notice shall specify a date for purchase not less than two (2) and no more than fifteen (15) Business Days from the date of delivery thereof. The Purchase Notice, if given, shall be irrevocable.

(iii) To the extent that the aggregate amount of Revolving Facility Obligations in respect of which Purchase Elections are received exceeds the aggregate amount of Revolving Facility Obligations then outstanding, each Term Loan Lender submitting a Purchase Election in accordance with the foregoing shall be allocated by the Term Loan Agent the right to purchase such right, title and interest of Revolving Facility Lenders in and to the Revolving Facility Obligations and the Revolving Facility Documents, (x) first, with a principal amount of Revolving Facility Obligations then outstanding (based on the aggregate principal amount of Term Loan Obligations then held by such Term Loan Lenders) and (y) second, to the extent any principal amount of such Revolving Facility Obligation remains unallocated, according to the foregoing, with a principal amount of Revolving Facility Obligations equal to such Term Loan Lender’s ratable share of such unallocated principal amount of Revolving Facility Obligations in respect of which such Term Loan Lender has submitted such Purchase Election.

(b) On the date specified in the Purchase Notice (which shall not be less than two (2) or more than fifteen (15) Business Days after the delivery of the Purchase Notice to Revolving Facility Agent), Revolving Facility Lenders shall sell to the purchasing persons or Term Loan Lenders and such purchasing persons or Term Loan Lenders shall purchase from Revolving Facility Lenders, the Revolving Facility Obligations.

(c) On the date of such purchase and sale, purchasing persons or Term Loan Lenders, as applicable, shall (i) pay to Revolving Facility Agent, for the benefit of Revolving Facility Lenders, as the purchase price therefor the full amount of all the Revolving Facility Obligations (other than Revolving Facility Obligations cash collateralized in accordance with clause (c)(ii) below) then outstanding and unpaid, and (ii) furnish cash collateral to Revolving Facility Agent in such amounts as Revolving Facility Agent determines is reasonably necessary to secure Revolving Facility Agent and Revolving Facility Lenders in connection with (A) any issued and outstanding Letters of Credit (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such Letters of Credit) and (B) Bank Product Obligations (but not in any event in an amount greater than the Reserves for the Bank Product), and (iii) agree to reimburse Revolving Facility Agent and Revolving Facility Lenders for all expenses to the extent reimbursement thereof is earned or due and payable, in each case, in accordance with the

Revolving Facility Documents (excluding any prepayment premium). Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Revolving Facility Agent as Revolving Facility Agent may designate in writing to Term Loan Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by purchasing Term Loan Lenders to the bank account designated by Revolving Facility Agent are received in such bank account prior to 2:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by purchasing Term Loan Lenders to the bank account designated by Revolving Facility Agent are received in such bank account later than 2:00 p.m., New York City time.

(d) Such purchase shall be expressly made without representation or warranty of any kind by Revolving Facility Agent and Revolving Facility Lenders as to the Revolving Facility Obligations so purchased or otherwise and without recourse to Revolving Facility Agent or any Revolving Facility Lender, except that each Revolving Facility Lender shall represent and warrant: (i) that the amount quoted by such Revolving Facility Lender as its portion of the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) it owns, or has the right to transfer to such purchasing persons or Term Loan Lenders, as applicable, the rights being transferred, and (iii) such transfer will be free and clear of Liens.

(e) In the event that any one or more of Term Loan Lenders or such other persons designate by Term Loan Agent, exercises and consummates the purchase option set forth in this Section 7.01, (i) Revolving Facility Agent shall have the right, but not the obligation, to immediately resign under the Revolving Facility Credit Agreement, and (ii) such purchasing persons or Term Loan Lenders, as applicable, shall have the right, but not the obligation, to require Revolving Facility Agent to immediately resign under the Revolving Facility Credit Agreement.

(f) Commencing on the date immediately following the Revolving Facility Agent’s receipt of any Purchase Notice, the Revolving Facility Agent and the Revolving Facility Lenders shall not complete or take any Enforcement Action, as long as the purchase and sale of the Revolving Facility Obligations provided for in this Section 7.01 shall have closed within fifteen (15) Business Days of the Revolving Facility Agent’s receipt of the Purchase Notice and the Revolving Facility Agent shall have received payment in full as provided for in this Section 7.01 within such fifteen (15) Business Day period unless the Revolving Facility Agent, in its reasonable discretion, shall determine that the failure to take any Enforcement Action or the delay in taking any Enforcement Action with respect to the Revolving Facility First Lien Collateral would materially and adversely prejudice the Revolving Facility Lenders.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Revolving Facility Agent, to it at:

Wells Fargo Bank, National Association

c/o Peter Foley

Wells Fargo Retail Finance

One Boston Place, 19th Floor

Boston, MA 02108

Telephone No.: 617-854-7283

Telecopy No.: 855-461-3726

(b)	if to the Term Loan Agent, to it at:

Michelle Latzoni

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, NJ 07302

Telephone No.: (212) 902-8517

Telecopy No.: (212) 357-4597

(c)	if to the Company, to it at:

Five Below, Inc.

1818 Market Street, Suite 1900

Philadelphia, PA 19103

Attention:	Kenneth R. Bull
Chief Financial Officer

Telephone No.: (215) 207-2604

Telecopy No.: (215) 546-1695

(d)	if to any other Grantor, to it in care of the Company as provided in clause (c) above.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01. As agreed to in writing among the Company and the Representatives from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 8.02. Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Except as expressly provided for herein, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative and the Company.

(c) The Revolving Facility Agent and the Term Loan Agent may, without the consent of any other Revolving Facility Secured Parties or Term Loan Secured Parties, in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate (i) having additional indebtedness or other obligations of Grantors to any of the Secured Parties become Revolving Facility Obligations or Term Facility Obligations, as the case may be, under this Agreement or (ii) to effectuate the subordination of Liens securing any Permitted Second Priority Refinancing Debt (or any Refinancing Indebtedness (as defined in the Term Loan Credit Agreement) thereof) to the Liens on the Term Loan First Lien Collateral securing the Revolving Facility Obligations and the Term Lien Obligations and to the Liens on the Revolving Facility First Lien Collateral securing the Term Facility Obligations and the Revolving Facility Obligations (the indebtedness or other obligations described in clauses (i) and (ii), “Additional Debt”), which supplemental agreement shall, except in the case of Permitted Second Priority Refinancing Debt or any Refinancing Indebtedness (as defined in the Term Loan Credit Agreement) thereof specify whether such Additional Debt constitutes Revolving Facility Obligations or Term Facility Obligations; provided, that, (A) such Additional Debt is permitted to be incurred under both the Revolving Facility Credit Agreement and the Term Loan Credit Agreement then existing in accordance with the terms thereof and (B) any such supplemental agreement (including any amendment, restatement, modification or supplement thereto) shall be on terms and conditions satisfactory to each of the Revolving Facility Agent and the Term Loan Agent, in its discretion.

Section 8.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Section 8.04. Certain Provisions. The Company and each of the Representatives agrees that the Term Loan Credit Agreement, the Revolving Facility Credit Agreement and the Security Documents shall contain the applicable provisions set forth on Annex I hereto (or provisions substantially similar thereto).

Section 8.05. Survival Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 8.06. Counterparts. This Agreement may be executed in counterparts (and by different parties on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.08. Governing Law; Jurisdiction Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Security Documents, the provisions of this Agreement shall control.

Section 8.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Revolving Facility Secured Parties, on the one hand, and the Term Loan Secured Parties, on the other hand. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement, and none of the Company, or any other Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

Section 8.13. Certain Terms Concerning Revolving Facility Agent and Term Loan Agent. Neither the Revolving Facility Agent nor the Term Loan Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the Revolving Facility Agent nor the Term Loan Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or Company) any amounts in violation of the terms of this Agreement, so long as the Revolving Facility Agent or the Term Loan Agent, as the case may be, is acting in good faith.

Section 8.14. Further Assurances. Each of the Revolving Facility Agent, on behalf of itself and the Revolving Facility Secured Parties, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that it shall take such further actions and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Revolving Facility Agent or the Term Loan Agent, as applicable, may reasonably request to effectuate this Agreement, including but not limited to the re-filing of liens to determine priority under this Agreement. Without limiting the generality of the foregoing, each of the Revolving Facility Agent, on behalf of itself and the Revolving Facility Secured Parties, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees upon request by the Revolving Facility Agent or the Term Loan Agent, as applicable, to cooperate in good faith (and to direct its counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Facility First Lien Collateral or the Term Loan First

Lien Collateral, as applicable, and the steps taken to perfect their respective Liens thereon, the intended priority thereof and the identity of the representative parties obligated under the Revolving Facility Documents and the Term Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Revolving Facility Agent

By:	/s/ Matthew N. Williams
	Name:	Matthew N. Williams
	Title:	Managing Director

GOLDMAN SACHS BANK USA, as Term Loan Agent

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

FIVE BELOW, INC., on behalf of itself and its Subsidiaries from time to time party hereto

By:	/s/ Kenneth R. Bull
	Name:	Kenneth R. Bull
	Title:	Chief Financial Officer,
Treasurer, and Secretary

ANNEX I

Provision for the Revolving Facility Credit Agreement and the Term Loan Credit Agreement

Reference is made to the Intercreditor Agreement. Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the [Revolving Facility Agent] [Term Loan Agent] to enter into the Intercreditor Agreement as [Revolving Facility Agent] [Term Loan Agent] and on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders under the Credit Agreement to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Provision for Revolving Facility Security Documents and the Term Loan Security Documents

Reference is made to the Intercreditor Agreement. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.